Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, National HealthCare Corporation (“NHC”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock. The following summary of the material terms of NHC capital stock is based on and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Charter”) and our Bylaws, as amended (the “Bylaws”), each of which is incorporated by reference as an exhibit to the NHC Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Delaware General Corporate Law, for additional information.

Authorized Capital Stock

The Charter authorizes NHC to issue a maximum of forty-five million (45,000,000) shares of common stock of $.01 par value per share, which shares shall not be subject to any preemptive rights and twenty-five million (25,000,000) shares of preferred stock having a par value of $.01 per share. There are currently no shares of preferred stock outstanding.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of NHC, holders of shares of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the shares of common stock. Holders of the shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the shares of common stock. All of the shares of common stock outstanding are fully paid and nonassessable.

Preferred Stock

NHC’s board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

The preferred stock and the variety of characteristics available for it offers NHC flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of NHC’s shares of common stock. The issuance of such preferred shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights that would enable the holder to block such a transaction. Although NHC’s board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of NHC, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the company’s best interests or in which stockholders could or would receive a premium for their shares of common stock over the market price.

NHC’s board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

Board of Directors

Pursuant to our Charter, the directors are divided into three classes. Each class is elected for a three-year term and only one group is up for election each year. This means that only a limited number of directors can be replaced in a given year. In addition, directors can only be removed from office for “cause” as defined in the Charter. The Charter provides that the size of the board of directors shall not be less than six or more than twelve and can only be increased or decreased outside of this range (a) by a majority of the stockholders entitled to vote if the then existing board of directors unanimously approve the proposed increase or decrease; or (b) by a vote of the holders of 70% or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

The Bylaws provide that directors in uncontested elections will be elected by a majority of votes cast. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. As a result, each director must agree to tender, promptly following their failure to receive the required vote for re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board.

Certain specified provisions of the Charter can only be amended upon the affirmative vote of the holders of at least 70% of the combined voting power of the then outstanding shares of stock of all classes and series of NHC entitled to vote generally in the election of directors voting together as a single class.

Limitation of Liability and Indemnification Matters

The Charter of NHC provides that directors will not be personally liable to NHC or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of a directors’ duty of loyalty to NHC or its stockholders, (ii) for acts of omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware relating to prohibited dividends or distribution or the repurchase or redemption of stock or (iv) for any transaction from which a director derives an improper personal benefit. The provision does not apply to claims against directors for violations of certain laws, including federal securities laws. If the General Corporation Law of the State of Delaware is amended to authorize further elimination or limitation of director’s liability, then the liability of directors of NHC shall automatically be limited to the fullest extent provided by law. The Charter and the Bylaws of NHC also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

Business Combinations

Subject to certain exceptions, Section 203 of the General Corporation Law of the State of Delaware prohibits a public Delaware corporation from engaging in a business combination (as defined therein) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 of the General Corporation Law of the State of Delaware may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of NHC that are not negotiated with and approved by NHC’s board of directors.

NHC’s Charter provides that the vote of stockholders of NHC required to approve any “business combination” (as defined below) shall be, in addition to any affirmative vote required by law or the Charter, and except as provided below, the affirmative vote of the holders of at least 70% of the combined voting power of the then outstanding shares of stock of all classes and series of NHC entitled to vote generally in the election of directors (“Voting Stock”).

A “business combination” is defined as, (I) any merger or consolidation of NHC with (a) any Interested Stockholder (as defined below) or (b) any other entity which is or after each merger or consolidation would be, an affiliate of an Interested Stockholder; or (II) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder of assets of NHC or any subsidiary having an aggregate fair market value of $10,000,000 or more; or (III) the issuance or transfer by NHC of any securities of NHC to any Interested Stockholder in exchange for cash, securities or other property having an aggregate fair market value of $10,000,000 or more; or (IV) the adoption of any plan or proposal for the liquidation or dissolution of NHC proposed by or on behalf of an Interested Stockholder; or (V) any reclassification of securities, or recapitalization of NHC, or any merger or consolidation of NHC with any of its subsidiaries or any other transaction which in any such case has the effect of increasing the proportionate outstanding shares of any class or series of stock or securities convertible into stock of NHC which is directly or indirectly beneficially owned by any Interested Stockholder.

The provisions set forth above, shall not be applicable to any business combination which shall have been approved by a majority of the disinterested directors, and such business combination shall require only such affirmative vote as is required by law and any other provision of the Charter.

An “Interested Stockholder” shall mean any person (other than NHC, any subsidiary, or the NHC Employee Stock Ownership Plan and Trust) who or which: (i) is the beneficial owner of more than 20% of the combined voting power of the then outstanding shares of Voting Stock; or (ii) is an affiliate of NHC and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the combined voting power of the then outstanding shares of Voting Stock; or (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder.